EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-56496 and 33-99181) of our report dated February 17, 2009 relating to the financial statements of CoSine Communications, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Burr, Pilger & Mayer LLP
Palo Alto, California
February 17, 2009